Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of West Marine, Inc. on Form 10-K for the year ended January 2, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of West Marine, Inc. on Forms S-8 (File No. 333-02903, effective June 17, 1996, File No. 333-04712, effective April 17, 2002, File No. 333-87124, effective April 29, 2002, File No. 333-102109, effective December 30, 2002, File No. 333-125291, effective May 27, 2005, File No. 333-134031, effective May 12, 2006, File No. 333-143285, effective May 25, 2007, File No. 333-151290, effective May 30, 2008, and File No. 333-159501, effective May 27, 2009).

/s/ GRANT THORNTON LLP

San Francisco, California March 17, 2010